Contact: Gary Fishman or Kimberly Boshara, Investor Relations, 212-527-4808

Robocom Changes Name to Reflect Global Success

MASSAPEQUA, N.Y., November 17, 1998 -- Robocom Systems International Inc. (NASDAQ: RIMS) announced that it changed its name from Robocom Systems Inc. to reflect the Company's continued success in international markets and in anticipation of the rollout of RIMS 4.0, the Internet version of Robocom's software that enables users to monitor and control the flow of goods in and out of warehouses around the world.

Based on customer reports, a RIMS.2001 system produces a 100% return on investment within 18-24 months. For a typical company with $150 million in sales, RIMS can increase operating margin 1% on an annual basis. The Company anticipates greater savings through increased efficiency with the forthcoming Internet version.

      During fiscal 1998 and the first part of fiscal 1999 the company made significant progress in pursuing international opportunities. International site license sales increased 300% in fiscal 1998 compared to the prior year. Four international site license sales were sold in the first quarter of 1999 compared to none in the year ago period.

      Additional international successes include:

Global Distribution -- Robocom has established distribution in England, Australia and The Netherlands and has aggressive plans to expand internationally in fiscal 1999 including Israel and France.

High Profile Global Clients -- In the last twelve months, Robocom has signed license agreements with global leaders including: Unilever's (NYSE: UN, UL) Van den Bergh frozen food operation in Dublin, Ireland; John Sands, the Australian subsidiary of American Greetings (NYSE: AM); John Wilman, a UK based fabric and textile manufacturer; Schlumberger's (NYSE: SLB) industrial odometer plant in Germany; Cussons Technology, a UK manufacturer and supplier of engineering equipment; and Purepac/Faulding, an Australian health and personal care company.

Global Enterprise Resource Planning (ERP) Software -- Robocom has developed or is in the process of developing interfaces with global leaders in ERP software, enabling the Company to significantly expand the potential market for its RIMS.2001 software.

      About Robocom: Robocom Systems International Inc. (NASDAQ: RIMS) is the leading provider of standard warehouse management software solutions that enable companies to realize significant cost savings by automating their warehouse operations. The Company's primary product, RIMS.2001, is a customer-configurable software solution that enables a warehouse to respond to a customer order with greater accuracy and in a more timely manner, thereby turning the warehouse into a competitive advantage. Founded in 1982, Robocom (www.robocom.com)
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installs its standard RIMS systems for companies and government agencies serving a variety of industries.

This news release contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, general economic and business conditions; industry trends; changes in demand for the Company's product; the timing of orders received from customers; announcements or changes in pricing policies by the Company or its competitors; unanticipated delays in the development, market acceptance or installation of the Company's products; availability of management; and availability, terms and deployment of capital.